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                                                                    Exhibit 99.1

Covalent Group, Inc. Looks to Further Its Impressive Growth with the Addition of Two Seasoned Healthcare Advisors and Private Stock Transfer

     WAYNE, PA., Nov. 10 /PRNewswire/ -- Covalent Group, Inc. (Nasdaq: CVGR - news) today announced that Richard Propper, M.D., a veteran medical researcher and venture capitalist, and Michael Chermak, an experienced executive in the healthcare information and supply software industries have purchased 1,000,000 shares of the Company's common stock owned by Bruce LaMont, its Chairman and Chief Executive Officer. The transaction reduces Mr. LaMont's direct holdings to 42% of the outstanding common stock of the Company, while retaining his original voting control of 50.2%.

     Mr. LaMont said, "Dr. Propper and Mr. Chermak have agreed to act in advisory roles to assist the Company as it continues to grow into a major international clinical research provider. We are extremely fortunate to be able to attract someone of Dr. Propper's stature and capabilities to Covalent. He brings with him an extensive network of contacts and relationships in the medical and financial communities, compiled during 10 years of innovative international clinical research at Harvard Medical School and 15 years of successful medical venture capital experience. These skills should make him an immediate contributor to Covalent's future success."

     "Michael Chermak is an exciting addition as well due to his extensive involvement with healthcare information software applications and his entrepreneurial experience working with growing healthcare companies. Dr. Propper and Mr. Chermak have worked together before, the latest being the founding of medibuy.com."

     Dr. Propper received his MD degree from the Stanford University School of Medicine, and has served as an assistant professor in Pediatrics at Harvard Medical School, a research fellow in hematology at the Children's Hospital Medical Center in Boston, and a research fellow in Pediatric Oncology at the Dana Farber Cancer Center. In 1984, Dr. Propper founded Montgomery Medical Ventures, a seed stage capital firm that directly managed $135 million in investments. He served as managing General Partner of that fund until 1993.

     Mr. Chermak brings to Covalent nearly 20 years of experience in the areas of healthcare planning, development and marketing. Mr. Chermak was the founder and CEO of Healthdemographics, Inc., a leading healthcare information and decision support systems company that was sold to Caredata (formerly Medirisk) in 1998.

     In 1998, Dr. Propper and Mr. Chermak co-founded medibuy.com, a B2B e-commerce healthcare supply chain intermediary. Medibuy links buyers and vendors of medical supplies and equipment worldwide. Medibuy has received funding from venture

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capitalists Kleiner, Perkins, Caulfield and Byers, Sequoia Capital, and Oak
Investment Partners. Dr. Propper and Mr. Chermak, with their expertise and recent successes with medibuy.com, should bring added value to Covalent as the Company explores its strategy of internet applications to drug development.

     Dr. Propper said, "Mr. Chermak and I are impressed with how Covalent has positioned itself to become a leader in the field of clinical research. The Company currently has contracts with a number of top-tier drug and device manufacturers, and strong strategic alliances throughout the industry. Dr. Kenneth Borow, the COO and Chief Medical Officer of Covalent, and I worked together successfully at Harvard Medical School, and I have followed his career with interest over the ensuing years. Since his latest move to Covalent three years ago, I have been impressed with his abilities in clinical research design, operations and business development. I believe that the experience and contacts that Mr. Chermak and I can bring to Covalent will help the Company grow into one of the leading international clinical research organizations."

     The private investment firm Covalent Partners, LLC, formed by Dr. Propper and Mr. Chermak, has acquired an option through January 15, 2000 to purchase the balance of shares of common stock held by Mr. LaMont.

     Covalent Group, Inc. provides drug development services and health management solutions to pharmaceutical, biotechnology, and device manufacturers as well as managed care organizations. To aid its customers, Covalent has developed several proprietary products utilizing interactive speech recognition technology that significantly improves the efficiency of conducting clinical trials, including TeleTrial(R), and Virtual HouseCall(R), a disease assessment system.


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